Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-205689 and 333-205688) and Form S-8 (Nos. 333‑209327, 333‑204715 and 333‑202937) of C&J Energy Services Ltd. of our report dated February 26, 2014, except with respect to Note 11 as to which the date is July 15, 2015, with respect to the consolidated financial statements of C&J Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2013, which appears in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ UHY LLP

Farmington Hills, Michigan
February 26, 2016